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                        [ROBERTSON STROMBERG LETTERHEAD]


                                   EXHIBIT 5


December 31, 1996

Potash Corporation of Saskatchewan Inc.
#500, 122 - 1st Avenue South
Saskatoon SK  S7K 7G3


Ladies and Gentlemen:

We have acted as counsel to Potash Corporation of Saskatchewan Inc. (the "Company") with respect to the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission in connection with the registration, under the Securities Act of 1933, as amended, by the Company of an aggregate of 1,000,000 shares of its common stock (the "Shares") issuable upon exercise of stock options granted under the stock option plans of the Company (collectively, the "Plans").

In connection with this opinion letter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the Registration Statement and such other records, documents, certificates, agreements, or other instruments and have made such other inquiries, all as we deemed necessary to enable us to render the opinions expressed below.

Based on the foregoing, we of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

We consent to the inclusion of this opinion as part of the Registration Statement and to the reference to our firm therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules promulgated thereunder.

Yours truly,


Robertson Stromberg

ROBERTSON STROMBERG